Exhibit 99.1

PRESS RELEASE

INX Announces 3rd Quarter Results

HOUSTON--(BUSINESS WIRE)--November 6, 2008--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) today announced results for its third quarter ended September 30, 2008.

In summary, for the quarter ended September 30, 2008 compared to the same period in the prior year:

•	Total revenue increased 38.4% to $71.9 million from $52.0 million.
▪
Product revenue increased 31.7% to $59.6 million from $45.2 million, with gross profit on product revenue increasing 27.6% to $10.1 million, or 16.9% of product revenue, compared to $7.9 million, or 17.4% of product revenue.

▪
Service revenue increased 82.5% to $12.4 million from $6.8 million, with gross profit on service revenue increasing 95.6% to $3.3 million, or 26.4% of service revenue, compared to $1.7 million, or 24.6% of service revenue.

•	Gross profit on total revenue increased 39.5% to $13.3 million, or 18.5% of total revenue, compared to $9.6 million, or 18.4% of total revenue.
•	Operating income decreased 22.7% to $781,000, or 1.1% of total revenue, compared to $1.0 million, or 1.9% of total revenue.
•	Net income from continuing operations before income taxes decreased 10.7% to $887,000 compared to $993,000.
•	Income tax was $470,000 compared to $7,000.
•	Net income was $426,000 compared to $1.0 million.
•	Diluted earnings per share from continuing operations was $0.05 compared to $0.12.
•	Diluted earnings per share was $0.05 compared to $0.13.
•	On a non-GAAP basis (as defined below):
▪	Non-GAAP net income increased 7.9% to $1.24 million compared to $1.15 million.
▪	Non-GAAP diluted earnings per share was $0.13 compared to $0.14.

In summary, for the nine months ended September 30, 2008 compared to the same period in the prior year:

•	Total revenue increased 29.2% to $195.6 million from $151.4 million.
▪
Product revenue increased 22.6% to $161.5 million from $131.7 million, with gross profit on product revenue increasing 26.3% to $29.0 million, or 18.0% of product revenue, compared to $23.0 million, or 17.5% of product revenue.

▪
Service revenue increased 73.2% to $34.1 million from $19.7 million, with gross profit on service revenue increasing 99.3% to $10.2 million, or 29.9% of service revenue, compared to $5.1 million, or 26.0% of service revenue.

•	Gross profit on total revenue increased 39.6% to $39.2 million, or 20.1% of total revenue, compared to $28.1 million, or 18.6% of total revenue.
•	Operating income increased 88.4% to $4.4 million, or 2.3% of total revenue, compared to $2.3 million, or 1.6% of total revenue.
•	Net income from continuing operations before income taxes increased 85.7% to $4.4 million compared to $2.3 million.
•	Income tax was $1.8 million compared to $21,000.
•	Net income was $2.6 million compared to $2.4 million.
•	Diluted earnings per share from continuing operations was $0.30 compared to $0.30.
•	Diluted earnings per share was $0.30 compared to $0.31.
•	On a non-GAAP basis (as defined below):
▪	Non-GAAP net income increased 85.2% to $5.3 million compared to $2.8 million.
▪	Non-GAAP diluted earnings per share was $0.61 compared to $0.36.

Commenting on the results and recent trends in INX's business, James Long, INX’s Chairman and CEO, said, “The third quarter marked a period in which customer demand turned from the generally improving trend we had seen occurring during the April through July period, to a state of decreasing customer demand.  The same factors that drove slowing customer demand this time last year have returned; those being worries over the economy, together with anticipation of lower interest rates and a possible additional economic stimulus package, all of which are causing some enterprise customers to delay capital expenditures.  In addition, it is probable that availability of credit to fund projects has also caused some customers to delay projects. While credit market conditions are likely contributing to weakened customer demand, those conditions are also causing capital constraints for some of our competitors and during the third quarter we decided to try to take advantage of this situation by taking steps to capture market share. In the short-term this will negatively impact operating profit margin, but in the long-term we believe this is in the best interest of our shareholders.  Our third quarter total revenue increased more than we had expected, in part because of actions we have taken to capture market share.  However, gross margin on product sales was slightly lower than recent quarterly levels due to the fact that we were aggressive in trying to win business and gain market share.  Our gross margin on services revenue decreased slightly due in part to costs associated with our entry into the data center virtualization market.  While our operating profit margin was below the level we desire, we improved our net cash position and ended the quarter with record cash and cash equivalents, no funded debt, and more than sufficient availability under our existing lines of credit to execute our growth strategy. While it is probable that the U.S. economy will contract over the upcoming one to three quarters, and that customer demand will be generally weak during such economic conditions, INX is well positioned because much the technology we are focused on provides a tangible return on investment, and because of the strength of our balance sheet.”

Commenting on recent market conditions and the actions INX is taking to build long-term shareholder value, Mark Hilz, INX’s President and Chief Operating Officer said, “During the third quarter we began to take steps to position the Company to take advantage of the changing market conditions.  One of these actions is the propagation of our new virtualization practice area throughout the organization, which has the short-term impact of increasing costs, but which provides an additional complementary revenue source that we can target within existing as well as new potential customers that will help support revenue growth.  During the third quarter we also began to see opportunities to add talented and experienced sales staff due to capital constraints at some of our competitors.  It is our intention to manage costs closely during this period of weak economic conditions.  However, we believe that taking advantage of the opportunity created by current conditions is in the best interest of our shareholders even though doing so will cause a reduction in short-term earnings performance.  We believe this will position the Company for a stronger performance when the economic slowdown ends.”

OUTLOOK:

The following statements made by the Company are “forward-looking statements” and are subject to the Safe Harbor Statement set forth below.

During the third quarter it became increasingly likely that overall economic growth will likely be worse than we had previously believed would be the case.  We continue to believe that spending by enterprise organizations on the areas of technology in which INX is focused will outpace overall economic growth.  We continue to believe that our efforts towards creating a strong national presence, and our relatively recent introduction of select additional technology practice areas such as network security, network storage and virtualization, will result in continued growth opportunities for INX relative to overall industry growth.  We also continue to believe that INX’s financial strength and high degree of focus and expertise in the areas of technology in which the Company specializes will continue to allow INX to gain market share, as we believe we have been able to do in the past.  In addition, we now see increased opportunities to gain market share due to issues we believe some competitors are likely to encounter due to the recent credit market crisis.

One of our key long-term goals over the past eighteen months or so has been to improve operating profit margin percentage in order to grow operating profitability at a faster rate than revenue growth.  During 2007 and the first half of 2008 we made substantial progress towards this goal, but had not yet reached our goal of 4% to 7% operating profit margin.  As noted, we recently decided to forego near-term improvement in our operating profit margin in order to focus more on gaining market share.  We believe this decision will likely have a negative impact on operating profit margin percentage over the upcoming couple of quarters as we hire additional sales staff and incur costs related to producing revenue growth in spite of expected decreased customer demand.

While improving operating profit margin percentage continues to be a significant long-term goal for the organization, we believe that shareholders with a one year or more view will be best served by the Company taking steps to generate revenue opportunities from recently added practice areas and to gain market share during this volatile period of tight credit, a situation in which our strong balance sheet is a competitive advantage.

Based on completed revenue for the first month of our current fourth quarter, current contracts backlog, recent order bookings trends, our estimated sales pipeline, and allowing for a somewhat wider than normal range of possibilities for the remaining portion of the quarter due to economic conditions, we expect total revenue for our fourth quarter ending December 31, 2008 to be in the range of $61 million to $68 million, an increase of approximately 8% to 20% compared to prior year period revenue of $56.6 million, with services revenue making up between $10 million and $12 million of total revenue.  This represents year-over-year services revenue growth of approximately 25% to 50% compared to services revenue of $8.0 million for the prior year period.

CONFERENCE CALL AND WEBCAST:

An investor conference call is scheduled to begin at 10:30 a.m. Eastern Standard Time on Thursday, November 6, 2008 to present the results and the Company's updated outlook as well as provide an opportunity to answer investors' questions in a public format.  James Long, Chairman and Chief Executive Officer; Mark Hilz, President and Chief Operating Officer; and Brian Fontana, Chief Financial Officer, are scheduled to be on the call to discuss the quarter's results and answer investors' questions.

The conference call will begin promptly at the scheduled time. Investors wishing to participate should call the telephone number at least five minutes prior to that time. To access the conference call within the U.S., dial 877-809-2547. For international/toll access, dial 706-634-9510. The conference ID is 71809087.

A slide presentation related to the information that will be presented on the call will be available for viewing during the conference call. To access the presentation via the web, participants should access www.inxi.com/Webcasts/Q308call at least ten (10) minutes prior to the call and log in to ensure web browser compatibility. Following the call, the above link will provide investors with the ability to access the presentation and listen to the conference call.

Beginning approximately one hour after the end of the conference call and ending on January 31, 2009, a replay of the conference call will be accessible by calling either 800-642-1687 from within the U.S., or 706-645-9291 for international/toll access. The conference ID for the replay is also 71809087. The replay of the conference call for listening via the Internet, as well as a PDF file of the slide presentation used during the call, will be available by the following morning, and until at least January 31, 2009, from the Company's web site at www.inxi.com/Webcasts/Q308call.

SAFE HARBOR STATEMENT:

The statements contained in this document and conference call and related presentation that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. We do not have contracts in hand that will generate the revenue that we expect for the current and future quarters for which we attempt to predict future events in the Outlook section of this press release above.  The actual results of the future events described in the forward-looking statements could differ materially from those stated in the forward-looking statements due to numerous factors, including:

•	Market and economic conditions, including capital expenditures by enterprises for network, telephone communications and data center systems, products and services.
•	Whether the Company obtains anticipated contracts and other business, the timing of obtaining same, and the size and profitability of such contracts and business.
•
The Company's ability to attract and retain key management, sales and technical staff, and to successfully manage its technical employee resources, which is key to maintaining gross margin on services revenue.

•	The Company's ability to finance its business operations.
•	Risks associated with the Company’s entry into new markets and the ability of the Company to increase revenues and gain market share in recently opened new markets.
•	Risks associated with the Company’s introduction of offerings of additional areas of technology.
•	The Company's ability to obtain sufficient volumes of products for resale and maintain its relationship with its key supplier, Cisco Systems, Inc.
•	The continuance of, and the Company’s ability to qualify for, sales incentive programs from its key supplier.
•
The Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, and the risk of unexpected liabilities or loss of customers and other unforeseeable risks associated with making acquisitions.

•	The Company’s ability to grow its revenues in newly opened and/or acquired offices in new markets.
•	The Company’s ability to manage its business in a manner that results in increased revenues without a proportional increase in costs of operating its business.
•	Unexpected customer contract cancellations.
•	Unexpected losses related to customer credit risk.
•	Uncertainties related to rapid changes in the information and communications technology industries.
•	Catastrophic events.
•
Other risks and uncertainties set forth from time to time in the Company's public statements and its most recent Annual Report filed with the SEC on Form 10-K, as such may be amended from time to time, which the Company makes available on its web site in PDF format at www.inxi.com/Information/sec.asp.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's past results of operations are not necessarily indicative of its operating results for any future periods. All information in this press release is as of November 6, 2008, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:

INX Inc. (NASDAQ:INXI - News) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. We offer a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Our services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Our customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of our focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com

ABOUT NON-GAAP MEASURES

In its communications with investors, the Company references certain non-GAAP financial measures, which differ from GAAP measurements by the amount of non-cash equity compensation from continuing operations, non-cash income tax expense associated with continuing operations, and discontinued operations.  The Company believes that providing non-GAAP net income in its communications with investors is useful to investors for a number of reasons.  As presented, the non-GAAP net income provides a consistent basis of presentation for investors to understand the Company’s financial performance in comparison to historical periods using the same methodology and information that the Company’s management uses to evaluate the Company’s performance, which the Company believes is useful to investors. A reconciliation of non-GAAP financial measures to GAAP basis can be found below (in thousands except share and per share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
GAAP net income	$426	$1,024	$2,550	$2,424
Equity-based compensation expense from continuing operations	429	164	1,155	520
Non-cash income tax expense from continuing operations	395	—	1,590	—
Discontinued operations	(9)	(38)	(23)	(97)
Non-GAAP net income	$1,241	$1,150	$5,272	$2,847
Non-GAAP net income per diluted share	$0.13	$0.14	$0.61	$0.36
Shares used in computing non-GAAP net income per diluted share	9,338,353	8,037,221	8,579,268	7,853,269

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2008	2007
Revenue:
Products	$59,576	$45,222
Services	12,366	6,776
Total revenue	71,942	51,998
Cost of products and services:
Products	49,509	37,335
Services	9,107	5,110
Total cost of products and services	58,616	42,445
Gross profit	13,326	9,553
Selling, general and administrative expenses	12,545	8,543
Operating income	781	1,010
Interest and other income (expense), net	106	(17)
Income from continuing operations before income taxes	887	993
Income tax expense	470	7
Net income from continuing operations	417	986
Income from discontinued operations, net of income taxes	9	38
Net income	$426	$1,024

Net income per share:
Basic:
Income from continuing operations	$0.05	$0.14
Income from discontinued operations, net of income taxes	—	—
Net income per share	$0.05	$0.14
Diluted:
Income from continuing operations	$0.05	$0.12
Income from discontinued operations, net of income taxes	—	0.01
Net income per share	$0.05	$0.13
Shares used in computing net income per share:
Basic	8,746,691	7,081,511
Diluted	9,338,353	8,037,221

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share and per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Revenue:
Products	$161,497	$131,690
Services	34,079	19,678
Total revenue	195,576	151,368
Cost of products and services:
Products	132,457	108,696
Services	23,894	14,567
Total cost of products and services	156,351	123,263
Gross profit	39,225	28,105
Selling, general and administrative expenses	34,800	25,757
Operating income	4,425	2,348
Interest and other (expense), net	(65)	—
Income from continuing operations before income taxes	4,360	2,348
Income tax expense	1,833	21
Net income from continuing operations	2,527	2,327
Income from discontinued operations, net of income taxes	23	97
Net income	$2,550	$2,424

Net income per share:
Basic:
Income from continuing operations	$0.32	$0.34
Income from discontinued operations, net of income taxes	—	0.01
Net income per share	$0.32	$0.35
Diluted:
Income from continuing operations	$0.30	$0.30
Income from discontinued operations, net of income taxes	—	0.01
Net income per share	$0.30	$0.31
Shares used in computing net income per share:
Basic	7,958,966	6,870,521
Diluted	8,579,268	7,853,269

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,806	$9,340
Accounts receivable, net of allowance of $201 and $470	51,077	45,128
Inventory, net	1,872	1,439
Deferred income taxes	2,100	2,100
Other current assets	1,101	2,062
Total current assets	71,956	60,069
Property and equipment, net of accumulated depreciation of $4,822 and $3,728	5,593	4,421
Goodwill	21,438	16,603
Intangible and other assets, net of accumulated amortization of $2,076 and $1,592	4,146	3,148
Total assets	$103,133	$84,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$36	$6,200
Current portion of capitalized lease obligations	77	—
Accounts payable	42,719	37,233
Accrued expenses	8,409	5,363
Other current liabilities	757	1,440
Total current liabilities	51,998	50,236
Long-term Liabilities:
Deferred income taxes	1,565	1,565
Long-term portion of capitalized lease obligations	176	—
Other long-term liabilities	301	413
Total long-term liabilities	2,042	1,978
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 15,000,000 shares authorized, 8,704,977 and 7,548,892 shares issued	87	75
Additional paid-in capital	51,001	36,497
Accumulated deficit	(1,995)	(4,545)
Total stockholders’ equity	49,093	32,027
Total liabilities and stockholders’ equity	$103,133	$84,241